Exhibit 99.1

April 25, 2006

Chesapeake Reports First-Quarter 2006 Results

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) today reported a loss from continuing operations for the first quarter of 2006 of $4.6 million, or $0.24 per share, compared to income from continuing operations for the first quarter of 2005 of $1.5 million, or $0.08 per share. The results for the first quarter of 2006 included net after-tax losses of $4.2 million, or $0.22 per share, for divestitures, restructuring expenses and other exit costs, principally attributable to activities under the company's $25-million global cost savings program, as well as an after-tax loss of $0.6 million, or $0.03 per share, on the extinguishment of indebtedness. Excluding these items, income from continuing operations for the first quarter of 2006 was $0.2 million, or $0.01 per share. Including discontinued operations, the company reported a net loss for the first quarter of 2006 of $4.7 million, or $0.24 per share, compared to net income of $2.2 million, or $0.11 per share, for the first quarter of 2005.

First-Quarter 2006 Financial Highlights:

  Consolidated net sales were $259.0 million, down $13.4 million, or 5 percent, from the comparable quarter of 2005. Excluding changes in foreign currency exchange rates, consolidated net sales were up 2 percent over the comparable 2005 quarter.

  Operating earnings, before the effect of gains (losses) on divestitures and restructuring expenses and other exit costs, were $10.6 million, down $0.4 million from the comparable 2005 quarter. Excluding changes in foreign currency exchange rates, operating earnings on this measure were up 8 percent over the comparable 2005 quarter.

  Excluding changes in foreign currency exchange rates, pension expense and energy costs during the first quarter of 2006 were each up $2.0 million compared to first-quarter 2005 levels.

"Our first-quarter results were in line with our expectations," said Andrew J. Kohut, Chesapeake's president & chief executive officer. "Despite sharp increases in pension and energy costs, both of which we are working to mitigate, our operating results for the first quarter of 2006 were comparable to the first quarter of 2005.

"The primary near-term objective of our management team continues to be the rapid and effective implementation of our $25-million global cost savings program," added Kohut. "During the first quarter of 2006, we announced the planned closure of our paperboard packaging operation in Bedford, England, initiated further broad-based workforce reductions and cost savings actions, and completed the sale of our plastic packaging operation in Northern Ireland. These actions, when combined with the initiatives implemented in late 2005, are expected to result in approximately $12 million of annualized pre-tax savings.

"Looking forward, we are confident that the actions that we are taking will drive improved operating results during 2006. While we continue to experience margin pressure, our sales volumes remain strong as we capitalize on our leadership positions in several key markets. Pension costs, which we estimate will increase approximately $7 million for the full-year 2006 over 2005 levels, will continue to have a significant adverse impact on our operating results. However, recent actions that we have taken, including curtailing benefits, closing certain pension plans to new entrants and increasing funding levels, should help mitigate the risk of future increases in pension costs," Kohut added.

Segment Results

The following discussion compares the results of the business segments for the first quarter of 2006 to the first quarter of 2005.

Paperboard Packaging

  Net sales for the Paperboard Packaging segment were $211.6 million for the first quarter of 2006, a decrease of $10.1 million, or 5 percent, from the comparable period in 2005. Excluding changes in foreign currency exchange rates, which decreased net sales by $16.2 million, net sales increased 3 percent for the quarter. Net sales for the first quarter of 2006 were favorably impacted by the September 2005 acquisition of Arlington Press, which accounted for an increase in pharmaceutical and healthcare packaging sales. Tobacco packaging volume was improved over the prior year, and branded products packaging sales were up slightly from 2005.

  Earnings before interest and income taxes (EBIT) for the Paperboard Packaging segment for the first quarter of 2006 was $8.9 million, a decrease of $1.7 million, or 16 percent, versus the comparable period in 2005. Excluding changes in foreign currency exchange rates, which decreased EBIT by $0.9 million, EBIT was down 8 percent for the quarter. Pension expense and energy costs had an adverse impact during the first quarter of 2006. These increased costs were partially offset by improved operating performance and cost savings attributable to the company's $25-million global cost savings program.

Plastic Packaging

  Net sales for the Plastic Packaging segment for the first quarter of 2006 were $47.4 million, a decrease of $3.3 million, or 6 percent, from the comparable period in 2005. Excluding changes in foreign currency exchange rates, which decreased net sales by $3.3 million, net sales were comparable with the same period of 2005. Overall volume declines were offset by improvements in product mix. Stronger demand in specialty chemicals packaging was, in part, offset by lower than expected demand within some of the company's beverage packaging operations.

  EBIT for the Plastic Packaging segment for the first quarter of 2006 was $5.7 million, an increase of $0.7 million, or 14 percent, over the comparable period in 2005. Excluding changes in foreign currency exchange rates, which decreased EBIT by $0.5 million for the quarter, EBIT was up 23 percent. Strong performances by the specialty chemicals, bulk container and dairy packaging operations were offset, in part, by a shortfall in operating earnings at some of the company's beverage packaging operations.

Other information:

  Corporate expenses were $4.0 million for the first quarter of 2006, a decrease of $0.6 million from the first quarter of 2005. The decrease was primarily due to cost savings initiatives under the company's $25-million global cost savings program, partially offset by increased spending on strategic initiatives.

  The company adopted Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" ("SFAS 123(R)"), in the first quarter of 2006 using the modified prospective transition method. The adoption of SFAS 123(R) negatively impacted first-quarter 2006 pre-tax results by approximately $0.2 million.

  Net interest expense was $9.4 million for the first quarter of 2006, an increase of $0.5 million compared to the first quarter of 2005. The increase was primarily due to increased borrowing levels in the first quarter of 2006, principally as a result of the Arlington Press acquisition, as well as higher average interest rates on short-term borrowings during 2006 offset, in part, by changes in foreign currency exchange rates. During the first quarter of 2006, the company recognized a pre-tax and after-tax loss of $0.6 million, or $0.03 per share, on the early redemption of 5.0 million pounds Sterling principal amount of its 10.375% senior subordinated notes due 2011.

  During the first quarter of 2006 and as part of the company's $25-million global cost savings program, the company recorded restructuring expenses, asset impairments and other exit costs of $4.2 million ($3.0 million after tax), primarily attributable to the previously announced closures of the company's facilities in Birmingham and Bedford, England and Ezy, France, as well as other broad-based workforce reductions.

  Discontinued operations in 2005 primarily represent the reduction of the liability for contractual obligations related to our former Merchandising and Specialty Packaging segment that was divested in 2001.

  On March 24, 2006, the company announced the sale of its plastic packaging operation, Boxmore Plastics Limited, based in Lurgan, Northern Ireland. The sale of this operation was part of the company's ongoing review of its operating facilities and resulted in an after-tax loss on divestiture of $1.2 million, or $0.07 per share.

  The company's effective income tax rate from continuing operations for the first quarter of 2006 was zero percent compared to 29 percent for the first quarter of 2005. The company's effective income tax rate is heavily influenced by the relationship of U.S. to non-U.S. pre-tax income (losses), as well as by management's expectation as to recovery of its U.S. deferred income tax assets.

  Net cash used by operating activities was $11.0 million for the first quarter of 2006, a decrease of $21.9 million from the first quarter of 2005. The decrease primarily reflects an increase in working capital during the first quarter of 2006, spending associated with our global cost savings program and incremental pension funding. Net cash used in operating activities, exclusive of restructuring spending, was $5.6 million for the first quarter of 2006. The company's total capital spending was $12.4 million for the first quarter of 2006 compared to $6.8 million in the first quarter of 2005.

  Total debt, net of cash, at April 2, 2006 was $438.2 million compared to $424.2 million at January 1, 2006. The increase in net debt was primarily due to borrowings to fund working capital needs of our businesses and changes in foreign currency exchange rates, which increased reported net debt by approximately $4.1 million at the end of the first quarter of 2006 compared to the end of fiscal year 2005.

Use of Non-GAAP Financial Measures

EBIT, income and earnings per share from continuing operations and cash flow from operating activities, in each case, exclusive of gains (losses) on the extinguishment of debt, gains (losses) on divestitures, and restructuring expenses, asset impairments and other exit costs, as applicable, are non-GAAP financial measures. The company's management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for earnings before interest and taxes, income and earnings per share from continuing operations or for cash flows from operating activities as determined in accordance with GAAP. Reconciliation of these non-GAAP measures to earnings before interest and taxes, income and earnings per share from continuing operations and to cash flows from operating activities are provided within the schedules of this release.

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its first-quarter 2006 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company's inability to realize the full extent of the expected savings or benefits from the $25-million global cost savings program and to complete such activities in accordance with its planned timetable and within the cost range; competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign currency exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	First Quarter
INCOME STATEMENTS	2006	2005
Net sales	$259.0	$272.4
Costs and expenses:
Cost of products sold	215.0	225.1
Selling, general and administrative expenses	35.6	37.9
Restructuring expenses, asset impairments and
other exit costs (a)	4.2	-
Loss on divestitures (b)	1.0	-
Other income, net	2.2	1.6

EBIT (earnings before interest and taxes) from
continuing operations	5.4	11.0
Interest expense, net	9.4	8.9
Loss on extinguishment of debt	0.6	-

(Loss) income from continuing operations before taxes	(4.6)	2.1
Income tax expense (benefit)	-	0.6

(Loss) income from continuing operations	(4.6)	1.5
Discontinued operations, net of taxes (c)	(0.1)	0.7

Net (loss) income	$(4.7)	$2.2

Diluted earnings per share:
(Loss) income from continuing operations	$(0.24)	$0.08
Discontinued operations, net of taxes (c)	-	0.03

Net (loss) income	$(0.24)	$0.11

Weighted average shares and equivalents
outstanding - diluted	19.4	19.4

Other items:
Depreciation and amortization	$14.7	$14.8
Net cash (used in) provided by operating activities	(11.0)	10.9
Net cash (used in) provided by operating activities,
exclusive of restructuring	(5.6)	10.9
Capital expenditures	12.4	6.8

(a) Restructuring expenses, asset impairments and other exit costs include costs associated with restructuring initiatives under the company's $25-million global cost savings program.

(b) Loss on divestiture during the first quarter of 2006 reflects the loss on the sale of the company's plastic packaging operation in Lurgan, Northern Ireland.

(c) Discontinued operations for the first quarter of 2005 included a reduction of a liability for certain contractual obligations related to the former Merchandising & Specialty Packaging segment.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	First Quarter
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	2006	2005
EBIT (earnings before interest and taxes) from continuing
operations	$5.4	$11.0
Add: restructuring expenses, asset impairments and
other exit costs	4.2	-
Add: loss on divestitures	1.0	-

EBIT (earnings before interest and taxes) from continuing
operations exclusive of restructuring expenses, asset
impairments and other exit costs, and loss on divestitures	$10.6	$11.0

(Loss) income from continuing operations	$(4.6)	$1.5
Add: restructuring expenses, asset impairments and
other exit costs after taxes	3.0	-
Add: loss on divestitures after taxes	1.2	-
Add: loss on extinguishment of debt after taxes	0.6	-

Income from continuing operations exclusive of losses
associated with the extinguishment of debt,
restructuring expenses, asset impairments and
other exit costs, and loss on divestitures	$0.2	$1.5

(Loss) earnings per share from continuing operations	$(0.24)	$0.08
Add: restructuring expenses, asset impairments and
other exit costs after taxes	0.15	-
Add: loss on divestitures after taxes	0.07	-
Add: loss on extinguishment of debt after taxes	0.03	-

Earnings per share from continuing operations exclusive
of losses associated with the extinguishment of
debt, restructuring expenses, asset impairments
and other exit costs, and loss on divestitures	$0.01	$0.08

Cash flows from operating activities	$(11.0)	$10.9
Add: cash spending for restructuring expenses
and other exit costs	5.4	-

Cash flows from operating activities, exclusive of
restructuring expenses and other exit costs	$(5.6)	$10.9

BALANCE SHEETS (in millions, unaudited)
	April 2,	January 1,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$6.5	$8.7
Accounts receivable, net	146.9	134.8
Inventories, net	104.7	108.5
Other current assets	24.2	27.6

Total current assets	282.3	279.6

Property, plant and equipment, net	368.8	372.0
Goodwill	354.6	354.0
Other assets	117.0	117.4

Total assets	$1,122.7	$1,123.0

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$213.7	$221.9
Current portion of long-term debt	21.1	22.8
Income taxes payable	22.2	21.8
Dividends payable	4.4	4.3

Total current liabilities	261.4	270.8

Long-term debt	423.6	410.1
Pension and postretirement benefits	73.4	75.8
Deferred income taxes	17.6	17.0
Other long-term liabilities	54.8	54.0
Stockholders' equity	291.9	295.3

Total liabilities and stockholders' equity	$1,122.7	$1,123.0

BUSINESS SEGMENT HIGHLIGHTS	First Quarter
(in millions, unaudited)	2006	2005
Net sales:
Paperboard Packaging	$211.6	$221.7
Plastic Packaging	47.4	50.7

	$259.0	$272.4

EBIT:
Paperboard Packaging	$8.9	$10.6
Plastic Packaging	5.7	5.0
Corporate	(4.0)	(4.6)
Restructuring expenses, asset impairments and
other exit costs	(4.2)	-
Loss on divestitures	(1.0)	-

	$5.4	$11.0

Depreciation and amortization:
Paperboard Packaging	$12.3	$12.3
Plastic Packaging	2.4	2.4
Corporate	-	0.1

	$14.7	$14.8